Filed by TXU Corp.
Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934
Subject Company: TXU Corp.
Commission File No.: 1-12833
Call Center Scripts
•	The change in corporate ownership will have little impact on you as a customer of TXU Energy.

•	TXU Energy will continue to operate under the same name and you will continue to receive your bill from us. All customer service, billing, and emergency phone numbers and contact information remain the same. All bill paying locations and online services will remain the same.

•	This transaction will result in the opportunity for lower prices for many TXU Energy customers. We will be notifying customers in the near future about our lower prices and will add material to our website at www.txu.com as information becomes available.
Additional Information and Where to Find It
In connection with the proposed merger of TXU Corp. with Texas Energy Future Merger Sub Corp., a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership(the “Merger”), the Company will prepare a proxy statement to be filed with the Securities Exchange Commission (SEC). When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of the Company. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMIPRORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to TXU Corp., Energy Plaza, 1601 Bryan, Dallas, Texas 75201, telephone: (214) 812-4600, or from the Company’s website, http:www.txucorp.com.
Participants in the Solicitation
The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2006 Annual Meeting of Shareholders, which was filed with the SEC on April 5, 2006. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger, when filed with the SEC.